Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of The Toronto-Dominion Bank for the registration of U.S.$200,000,000 of its warrants and to the incorporation by reference of our report dated December 4, 2019 to the shareholders and directors of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2019 and 2018 and the Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three year period ended October 31, 2019, and our report dated December 4, 2019 on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2019, each as contained in its Form 40-F dated December 5, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 10, 2020